Exhibit 6

                                                                CONFORMED COPY



                       CONSULTING AGREEMENT

          CONSULTING AGREEMENT, dated as of December 23, 1994, between Rite Aid Corporation, a Delaware corporation (the
     "Company"), and Jack A. Robinson (the "Executive").

          WHEREAS, the Executive is currently employed by Perry Drug Stores, Inc. ("Perry") as President, Chief
     Executive Officer and Chairman of the Board of Directors of Perry;

          WHEREAS, pursuant to the Agreement and Plan of Merger by and among the Company, Lake Acquisition Corpo-ration, a Delaware Corporation and a wholly owned subsid-iary of the Company (the "Subsidiary"), and Perry, dated as of December 23, 1994 (the "Merger Agreement"), the Subsidiary will commence a tender offer (the "Offer") for all outstanding shares of Common Stock, par value $.05 per share (the "Shares"), of the Company and will there-after merge with Perry in a merger and thereafter the surviving corporation will be referred to as the "Employ-er" hereunder; and

          WHEREAS, the Company desires to induce the Executive after the consummation of the Offer (the "Effective Date") to act as a consultant to the Company and the Executive desires to commit himself to act as a consul-tant to the Company.

          NOW THEREFORE, in order to effect the foregoing, the Company and the Executive wish to enter into a consulting agreement upon the terms and subject to the conditions set forth below. Accordingly, in consideration of the premises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

               1.   Term and Services to be Provided.   Com-
     mencing on the Effective Date and continuing until the tenth anniversary thereof (the "Term"), the Executive agrees to provide consulting services to the Company from time to time at the reasonable request of the Company. Such consulting services shall consist of advising the Company and the Employer with respect to general business matters, issues and strategies relating to the Company's business, including issues concerning real estate and community, governmental and industry relations. For one year following the Effective Time, the Executive will serve as President of Rite Aid of Michigan, Inc. Such services shall be rendered from the Detroit, Michigan metropolitan area, and the Executive shall not be re-quired to travel substantially to render such services. In the event that the Offer is not consummated prior to June 1, 1995 (or if the Offer or Merger Agreement is earlier terminated), this Consulting Agreement shall be cancelled and shall be of no force or effect.

               2.   Compensation.

                    (a)  During the Term, the Company shall
     pay the Executive consulting fees at the rate of $225,000 per annum, payable in arrears on a semi-monthly basis.

                    (b)  In addition to the cash compensation
     specifically provided under this Consulting Agreement, during the Term, the Company shall provide or make avail-able to the Executive and his spouse at the Company's ex-pense the same medical, health and life insurance plans or coverage as the Executive currently enjoys, or plans or programs providing the Executive and his spouse with at least substantially equivalent benefits.

                    (c)  Commencing on the Effective Date
     until the second anniversary thereof, the Company shall provide the Executive with the same perquisites that Perry currently provides to him; provided, however, that the Company's obligation to provide the Executive with one of the two cars currently provided to him by Perry and the accompanying driver shall expire on the first anniversary of the Effective Date.

                    (d)  Commencing on the Effective Date
     until the second anniversary thereof, the Company shall provide the Executive with office space in the Detroit, Michigan metropolitan area and related support services that, in the Company's and the Executive's mutual reason-able judgment, are adequate for the performance of his duties hereunder.

                    (e)  Commencing on the Effective Date
     until the fifth anniversary thereof, the Company shall pay all reasonable registration, travel and lodging ex-penses incurred by the Executive and his spouse related to the Executive's serving as one of the representatives of the Company at the National Association of Chain Drug Stores ("NACDS") annual convention and at up to three mid-year meetings of the NACDS (or its board of direc-tors) per calendar year.

                    (f)  Any payments made hereunder shall be
     made subject to applicable federal, state and local withholding obligations. In addition to the compensation described in Section 2(a) of this Consulting Agreement, the Company, promptly following receipt of appropriate documentation, shall reimburse the Executive for the rea-sonable ordinary and necessary business expenses that he incurs in connection with rendering services under this Consulting Agreement. Except as otherwise provided in this Section 2(f) and in this Consulting Agreement, all payments and other benefits hereunder (including pursuant to Section 3 hereof) shall be made without set-off for any reason whatever.

               3.   Termination.

                    (a)  Death.  The Executive's consulting
     relationship with the Company hereunder shall terminate upon his death, provided that, if the Executive dies during the Term, the Company shall pay to the beneficiary as shall be designated by the Executive by written notice to the Company, the compensation provided in Section 2(a) hereof, that would have been paid to Executive hereunder for the remainder of the Term. Such compensation shall be paid in semi-monthly installments of substantially equal amounts. In addition, the Company shall provide to the Executive's spouse the benefits provided in Section 2(b) hereof for the remainder of the Term.

                    (b)  Disability.  If, as a result of the
     Executive's incapacity due to physical or mental illness, Executive shall be unable to perform the consulting services described herein for a continuous period of six months, the Company may terminate the Executive's con-sulting relationship with the Company. In such event, the Executive shall receive the compensation provided in
     Section 2(a) hereof in semi-monthly installments of substantially equal amounts and the Executive and his spouse shall receive the benefits provided in Section 2(b) hereof for the remainder of the Term.

               4.   Noncompetition; Confidentiality.

                    (a)  The Executive agrees that during the
     Term and for five years following termination of his services as a consultant hereunder, he will not:

                         (i)  directly or indirectly, either
               as owner, partner, officer, employee, agent or consultant or in any other capacity, engage in or be employed in any way by any business that is competi-tive with the business of the Company and/or the Employer (and their subsidiaries and affiliates) then being conducted in any locality or region in North America;

                         (ii) whether for his own account or
               for the account of any other person, willfully and intentionally interfere with the relationship of the Company and/or the Employer (or any of their subsid-iaries or affiliates) with any person who at any time during the Term was an employee, customer or supplier of, or in the habit of dealing with, the Company, the Employer and/or any of their subsidiar-ies or affiliates;

     provided, however, that the Executive may own up to five percent of any class of stock of a publicly-traded compa-ny.

                    (b)  The Executive recognizes and acknowl-
     edges that, either during or after the Term, the Execu-tive will not, except as may otherwise be required by law, directly or indirectly, willfully or knowingly dis-close or make available to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, or willfully or knowingly use or cause to be used in any manner adverse to the interests of the Em-ployer or the Company any Confidential Information (as defined below). The Executive agrees that, upon termina-tion of services as a consultant of the Company, all Confidential Information in his possession that is in written or other tangible form (together with all copies or duplicates thereof) shall forthwith be returned to the Company and shall not be retained by the Executive or furnished to any third party, either by sample, facsimi-le, film, audio or video cassettes, electronic data, verbal communication or any other means of communication; provided, however, that the Executive shall not be obli-gated to treat as confidential, or return to the Company copies of, any Confidential Information that (1) was publicly known at the time of disclosure to the Execu-tive, (2) becomes publicly known or available thereafter other than by any means in violation of this Consulting Agreement or (3) is lawfully disclosed to the Executive by a third party.

                    (c)  In the event that the Executive is
     requested or required (by oral questions, interrogato-ries, requests for information or documents, subpoena, Civil Investigative Demand or similar process) to dis-close any Confidential Information, it is agreed that the Executive will provide the Company with prompt notice of such request(s) so that it may seek an appropriate pro-tective order and/or waive the Executive's compliance with the provisions of this Consulting Agreement. It is further agreed that if, in the absence of a protective order or the receipt of a waiver hereunder, the Executive is nonetheless, in the reasonable opinion of his counsel, compelled to disclose information concerning the Company to any court or governmental agency or authority or to a civil litigant or any other party or else stand liable for contempt or suffer other censure or penalty, the Executive may disclose such information to such tribunal without liability hereunder.

                    (d)  As used in this Consulting Agreement
     the term "Confidential Information" means:

                         (i)  information disclosed to Execu-
               tive or known by the Executive as a consequence of or through his relationship with the Employer or the Company not generally known in the pharmaceutical industry, advertising, public affairs, lobbying, or public relations businesses, about the Employer or the Company or the Employer's or the Company's cli-ents, advertising methods, public relations methods, business methods, organization, procedures or fi-nances, including, without limitation, information of or relating to the pharmaceutical industry, advertising programs, advertising copy, advertising techniques, art work, designs, contracts, arrange-ments, research, trade secrets, information regard-ing trademarks or other intellectual property rights, customer lists, product and service lines, marketing data and any related or other technical, corporate or trade information; and

                         (ii) information disclosed to the
               Executive or known by the Executive as a consequence of or through his relationship with the Employer or the Company, not generally known in the businesses in which the Employer's or the Company's clients are or may be engaged, about the products, processors, and services of the Employer's or the Company's clients, including, without limitation, information of or relating to the pharmaceutical industry, pub-licity, publications, media, research, development, inventions, manufacture, purchase, engineering, designs, methods, processes, analytical results and any related or other technical, corporate, profes-sional or trade information.

                    (e)  The Executive understands that the
     agreements contained in this Section 4 are necessary to protect, among other things, the trade secrets, propri-etary information, confidential information, customer and supplier lists and know-how by preventing the Executive from engaging in activities that would inherently create a risk of the Executive engaging in unfair trade practic-es.

               5.   Remedies; Cessation of Payment Obligation.

               (a)  In the event of a claimed breach by the
     Executive of the terms of this Consulting Agreement, the Company shall, after giving the Executive notice and a reasonable opportunity to cure such claimed breach, be entitled to institute legal proceedings to obtain damages for any such breach, or to enforce the specific perfor-mance of Section 4 of this Consulting Agreement by the Executive and to enjoin the Executive from any further violation of Section 4. Only after the successful adju-dication resulting in a final, nonappealable judgment in favor of the Company or the Employer to the effect that the Executive has breached this Consulting Agreement, then all rights of the Executive under this Consulting Agreement shall immediately terminate and neither the Employer nor the Company shall thereafter have any obli-gation to pay any amounts to the Executive in connection with the obligations of the Employer or the Company under this Consulting Agreement or otherwise and the Company shall be entitled to exercise such remedies cumulatively or in conjunction with all other rights and remedies provided by law or in equity. The Executive acknowledg-es, however, that the remedies at law for any breach by him of the provisions of Section 4 may be inadequate and that the Company shall be entitled to injunctive relief against him in the event of any breach.

               (b) In the event that, prior to the purchase of Shares pursuant to the Offer, the Shares that are pledged to Michigan National Bank to secure the loan referenced in Section 9 of the Shareholders Agreement by and among the Company, the Subsidiary and the Executive, dated as of December 23, 1994, are not released from such pledge or are subject to any lien, encumbrance or securi-ty, the Company, in its sole discretion, shall be enti-tled to cease payment under this Consulting Agreement, and to withhold any amounts otherwise due hereunder until such time as all such Shares are delivered to the Company free and clear of all pledges, liens, security interests and encumbrances.

               6. Litigation Expenses. In the event of any litigation in any action to enforce a right under this Consulting Agreement, each party hereto shall bear its own expenses.

               7.   Notice.   For the purposes of this Con-
     sulting Agreement, notices, demands and all other commu-nications provided for in this Consulting Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified mail, return receipt requested, postage prepaid, addressed as follows:

     If to the Executive:


                    Jack A. Robinson
                    1589 Kirkway
                    Bloomfield Hills, MI  48013

     with a copy to:

                    Ira J. Jaffe, Esq.
                    Jaffe, Raitt, Heuer & Weiss
                    Professional Corporation
                    One Woodward Avenue, Suite 2400
                    Detroit, MI  48226

     If to the Employer or the Company:

                    Rite Aid Corporation
                    30 Hunter Lane
                    Camp Hill, PA  17011
                    Attn: General Counsel

     with a copy to:

                    Skadden, Arps, Slate, Meagher & Flom
                    919 Third Avenue
                    New York, New York 10022
                    Attention:  Nancy A. Lieberman, Esq.

     or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

               8.   Consultant's Independence and Discretion.

                    (a)  Nothing herein contained shall be
     construed to constitute the parties hereto as partners or as joint venturers, or either as agent of the other, or as employer and employee. By virtue of the relationship described herein, the Executive's relationship to the Company during the Term shall only be that of an indepen-dent contractor and the Executive shall perform all services pursuant to this Consulting Agreement as an independent contractor.

                    (b)  Subject only to such specific limita-
     tions as are contained in this Consulting Agreement, the manner, means, details or methods by which the Executive performs his obligations under this Consulting Agreement shall be solely within his discretion.

               9.   Modifications; Waiver Discharge.  This
     Consulting Agreement is entered into between the Company and the Executive for the benefit of each of the Company and the Executive and for the benefit of the Employer.
     No provisions of this Consulting Agreement may be modi-fied, waived or discharged unless such waiver, modifica-tion or discharge is agreed to in writing signed by the Executive and the Company's Chief Executive Officer or such other officer as may be specifically designated by the Board of Directors of the Company. No waiver by any party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Consulting Agreement to be performed by such other party shall be deemed a waiver of similar or dis-similar provisions or conditions at the same or at any prior or subsequent time.

               10.  Validity.  The invalidity or u
     nenforceability of any provision or provisions of this Consulting Agreement shall not affect the validity or enforceability of any other provision of this Consulting Agreement, which shall remain in full force and effect; provided, however, that if any one or more of the terms contained in Section 4 hereto shall for any reason be held to be excessively broad with regard to time, dura-tion, geographic scope or activity, that term shall not be deleted but shall be reformed and construed in a manner to enable it to be enforced to the extent compati-ble with applicable law.

               11. Entire Agreement. This Consulting Agree-ment sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warran-ties whether oral or written, by any officer, employee or representative of any party hereto, and any prior agree-ment of the parties hereto in respect of the subject matter contained herein is hereby terminated. No agree-ments or representations, oral or otherwise, expressed or implied, with respect to the subject matter hereof have been made by either party that are not set forth express-ly in this Consulting Agreement.

               12. Assignment. This Consulting Agreement may not be assigned by the Executive, but may be assigned by the Company to any successor to its business and will inure to the benefit and be binding upon any such succes-sor.

               13. Counterparts. This Consulting Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which to-gether will constitute one and the same instrument.

               14. Headings. The headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Consulting
     Agreement.

               15. Governing Law. The validity, interpreta-tion, construction and performance of this Consulting Agreement shall be governed by the laws of the State of Michigan without regard to principles of conflicts of laws.


               IN WITNESS WHEREOF, the parties have executed this Consulting Agreement on the date and year first above written.

                              Rite Aid Corporation



                              By:/s/ Martin L. Grass
                              Name: Martin L. Grass
                              Title:  President and Chief
                                       Operating Officer



                              /s/ Jack A. Robinson
                              Jack A. Robinson